                        FORM OF SUBSTITUTION AGREEMENT



            AGREEMENT, made this 29th day of December, 2000, by and between MainStay Institutional Funds, Inc., MainStay Management LLC ("MainStay Management") and New York Life Investment Management Company LLC ("NYLIM").

            WHEREAS, MainStay Institutional Funds, Inc. ("Fund") is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("Act"), and the Fund issues shares in several different series, each of which is known as a "portfolio";

            WHEREAS, MainStay Management serves as investment manager to the Fund's portfolios designated Bond Fund, EAFE Index Fund, Growth Equity Fund, Indexed Bond Fund, Indexed Equity Fund, International Bond Fund, International Equity Fund, Money Market Fund, Asset Manager Fund, Short-Term Fund and Value Equity Fund ("Portfolios") pursuant to a Management Agreement with the Fund, dated November 21, 1997 ("Management Agreement");

            WHEREAS, NYLIM was validly organized under the laws of the State of Delaware and will succeed to the investment advisory business of MainStay Management;

            WHEREAS, MainStay Management wishes to substitute NYLIM in its place, as a party to the Management Agreement;

            WHEREAS, MainStay Management has represented to the Directors of the Fund that: (i) advisory and other personnel currently servicing the Portfolios will not change as a result of the substitution; (ii) NYLIM will have the resources to meet its obligations to the Fund and the Portfolios, respectively;
(iii) that the investment process that will be used by NYLIM with respect to the Portfolios is identical to that used by MainStay Management; and (iv) that the substitution will not result in a change in actual control or management within the meaning of Rule 2a-6 of the Act; and

            WHEREAS, under these circumstances, the Fund agrees to the substitution of NYLIM as a party to the Management Agreement in place of MainStay Management.

            NOW THEREFORE, it is agreed as follows:

      I. Substitution of Party. Effective as of the date first written above, NYLIM hereby assumes all of the interest, rights and responsibilities of MainStay Management under the Management Agreement.

      II. Performance of Duties. NYLIM hereby assumes and agrees to perform all of MainStay Management's duties and obligations under the Management Agreement and to be subject to all of the terms and conditions of such agreement as if they applied to NYLIM. Nothing in this

Substitution Agreement shall make NYLIM responsible for any claim or demand arising under the Management Agreement from services rendered prior to the effective date of this Substitution Agreement unless otherwise agreed by NYLIM; and nothing in this Substitution Agreement shall make MainStay Management responsible for any claim or demand arising under the Management Agreement from services rendered after the effective date of this Substitution Agreement unless otherwise agreed by MainStay Management.

      III. Representations. NYLIM represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"). MainStay Management and NYLIM each represent and warrant that they are under the same control and management, and that substitution of NYLIM as a party to the Management Agreement in place of MainStay Management shall not result in an "assignment" of the Management Agreement as that term is defined in the Act or the Advisers Act.

      V. Consents. The Fund hereby consents to this assumption by NYLIM of the interest, rights and responsibilities of MainStay Management under the Management Agreement and agrees, subject to the terms and conditions of the said Agreement, to look solely to NYLIM for the performance of advisory duties and obligations under such agreement after the effective date described above.

      IN WITNESS WHEREOF, the parties hereto have caused this Substitution Agreement to be executed by their duly authorized officers hereunto daily attested as of the date and year first written above.


                              MainStay Institutional Funds, Inc.



                              By:
                                  ------------------------------------------

                              Name:
                              Title:



                              MainStay Management LLC



                              By:
                                  ------------------------------------------
                              Name:
                              Title:



                              New York Life Investment Management Company LLC



                              By:
                                  ------------------------------------------
                              Name:
                              Title: